Exhibit 3.4

CERTIFICATE OF LIMITED PARTNERSHIP

OF

INERGY MIDSTREAM, L.P.

This Certificate of Limited Partnership, dated November 14, 2011, has been duly executed and is filed pursuant to Sections 17-201 and 17-204 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership (the “Partnership”) under the Act.

1. Name. The name of the limited partnership is “Inergy Midstream, L.P.”

2. Registered Office; Registered Agent. The address of the Partnership’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Partnership’s registered agent at such address is Corporation Service Company.

3. General Partner. The name and mailing address of the Partnership’s general partner are as follows:

NRGM GP, LLC

Two Brush Creek Boulevard

Suite 200

Kansas City, Missouri 64112

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership as of the date first written above.

Inergy Midstream, L.P.

By:	NRGM GP, LLC, its general partner

By:	/s/ Laura L. Ozenberger
Name: Laura L. Ozenberger Title: Authorized Person